Exhibit 99.1

SeaWorld Entertainment, Inc. Announces It Intends

To Challenge California Coastal Commission Condition

ORLANDO, Fla., Oct. 15, 2015 — SeaWorld Entertainment, Inc. (NYSE: SEAS) announced today that the company intends to pursue legal action against the California Coastal Commission for its overreaching condition that would ban killer whale breeding at SeaWorld San Diego. Animal welfare is governed by federal and state laws that do not fall within the jurisdiction of the California Coastal Commission’s appointed board. The vote by the Commission came during the course of its ultimate approval of the Blue World Project at SeaWorld San Diego. George Soneff, Jack S. Yeh and Michael Berger of Manatt, Phelps & Phillips, LLP have been retained to represent SeaWorld in this challenge.

“As a regulatory board charged with managing coastal development and related land-use decisions, the Coastal Commission went way beyond its jurisdiction and authority when it banned breeding by killer whales at SeaWorld. By imposing broad new jurisdiction over all future SeaWorld marine animal projects, as well as aquarium projects elsewhere in the state, the Commission has overstepped both federal and California law,” said Joel Manby, President and Chief Executive Officer. “It simply defies common sense that a straightforward land-use permit approval would turn into a ban on animal husbandry practices – an area in which the Commissioners have no education, training or expertise. To say that this is a dubious decision with no legal basis is an understatement, which is why we must and will challenge the Commission’s decision.”

SeaWorld is strictly regulated by the federal government, with frequent random inspections by federal veterinarians and other officials. The company passes strict licensing requirements every year and is accredited by organizations including the Association of Zoos and Aquariums (AZA). According to the AZA, SeaWorld is “meeting or exceeding the highest standard of animal care and welfare of any zoological organization in the world.”

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld®, Shamu® and Busch Gardens®. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of approximately 89,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld rescue team has helped more than 26,000 animals in need over the last 50 years.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@seaworld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@seaworld.com